Exhibit 99.1

AGREEMENT TO FILE JOINT SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of American Depositary Shares of Therapix Biosciences Ltd. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: February 12, 2019	/s/ John Stetson
John Stetson

HS CONTRARIAN INVESTMENTS, LLC

Dated: February 12, 2019	/s/ John Stetson
John Stetson, Managing Member

STETSON CAPITAL INVESTMENTS, INC.

Dated: February 12, 2019	/s/ John Stetson
John Stetson, President